Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
11-07

Contacts:	James Haddox, CFO	Ken Dennard / ksdennard@drg-l.com
	Reba Reid	Kip Rupp / krupp@drg-l.com
	Quanta Services Inc.	DRG&L
	713-629-7600	404-880-9276
John R. Colson to Assume Role as Executive Chairman in May 2011;
James F. O’Neil III To Become CEO
HOUSTON — March 24, 2011 — Quanta Services, Inc. (NYSE: PWR) today announced that chairman and chief executive officer (CEO) John R. Colson will assume the role of executive chairman of the board on May 19, 2011, and that president and chief operating officer (COO) James F. O’Neil III will succeed Colson as CEO at that time. O’Neil will continue to hold the position of president.
“After thirteen years at the helm of Quanta, it is time to transition the leadership of the company’s day-to-day operations,” said Colson. “I look forward to continuing to work with Jim O’Neil and other members of the executive team as we further capitalize on our unique opportunity to deliver infrastructure solutions and strengthen our company.”
Colson, 63, is one of the founders of Quanta. In his new, full-time role, Colson will remain actively involved with the company, working with O’Neil and the executive team on strategic acquisitions and investments, international expansion and the long-term direction of the company.
“I have tremendous respect for Jim’s abilities and confidence in his leadership,” said Colson. “As an experienced operations executive, Jim has an exceptional background for the CEO role. He spent eleven years in management at Quanta, including his role as president and COO since 2008. He is one of the veterans of the Quanta management team, having joined us early in our development, and has led an increasingly broad set of functional groups at our company over the years. I’d like to congratulate Jim and I look forward to working with him on his transition into the CEO role over the next two months.”
O’Neil, 52, has served as Quanta’s president and COO since October 2008, as senior vice president of operations integration and audit from December 2002 until October 2008, and as vice president of operations integration from August 1999 until December 2002. O’Neil holds a Bachelor of Science degree in civil engineering from Tulane University.
“Under John’s vision and leadership, Quanta has become the leading infrastructure service provider in the industries we serve,” said O’Neil. “I am honored to be named to this position and will continue to build on the foundation that has made our organization successful. We have the best team in the industry, and I look forward to leveraging our strengths to maintain our market-leading position and deliver sustained profitable growth.”
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About Quanta:
Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power, natural gas and pipeline and telecommunications industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide. Additionally, Quanta provides point-to-point fiber optic telecommunications infrastructure in select markets and offers related design, procurement, construction and maintenance services. With operations throughout North America, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.
Forward Looking Statements
This press release (and any oral statements regarding the subject matter of this press release) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to market leadership and profitable growth, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, trends and growth opportunities in relevant markets; the potential to incur losses with respect to our operations; the ability to generate internal growth; the ability to successfully identify and complete acquisitions; the ability to effectively compete for new projects and market share; risks associated with operating in international markets; and the ability to capitalize on business opportunities and other factors affecting Quanta’s business generally, including risks detailed in Quanta’s Annual Report on Form 10-K for the year ended December 31, 2010 and any other documents of Quanta filed with the Securities and Exchange Commission (SEC). Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Quanta further expressly disclaims any written or oral statements made regarding the subject matter of this press release by any third party. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s web site at http://www.quantaservices.com/ or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov/.
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